Exhibit 99.1
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July 5, 2001

Sea Shell Galleries Changes Name and Trading Symbol to Improve Brand Awareness and Visibility

HAUPPAUGE, NY - Sea Shell Galleries, Inc. (OTCBB: SSGL) is pleased to announce today it has changed its name to Cyfit Wellness Solutions, Inc. An OTCBB trading symbol change to CYFT accompanies this change.

     "We're pleased to accommodate our growing base of shareholders with this new name and trading symbol," stated Eugene Fernandez, Jr., President and CEO. "The change coordinates our corporate name with our trade name and will improve overall public awareness."

Cyfit Wellness Solutions, Inc. is developing an interactive, subscription-based product (http://www.cyfit.com) focused on enhancing and improving its members' wellness. Cyfit seeks to provide its members with "real-time" one-on-one nutrition and fitness counseling, individualized in-depth assessments, performance and health portfolio tracking, on-demand streaming video, and links to health and fitness content. Cyfit's approach incorporates complementary services in the health and wellness community that allow for a variety of partnerships.

"We are very excited to have the opportunity to change the listing to better reflect our brand name," stated Edward Gulmi, Vice President. "It will provide customers, partners and investors the ability to easily track Cyfit as it gains increased visibility in the business-to-business and business-to-consumer markets."

Cyfit's management team outlined a set of milestones by which investors can track the Company's progress:

     o    Launch of first phase of interactive program by July 31, 2001
     o Completion of the selection of an investor relations firm to continue to build a strong, long-term shareholder base and achieve exposure for the Company's stock
     o Continued review and consideration of both existing and new merger and acquisition candidates

According to Mr. Fernandez, the new name will be coupled with an aggressive marketing campaign, which will demonstrate how Cyfit's product will enable businesses, unions and groups, especially those which are self-insured, to improve their bottom line primarily through reductions in health-care related claims and administration costs.

                           Forward-Looking Statements
                           --------------------------
This press release contains forward-looking information within the meaning of the safe harbor provisions under the Private Securities Litigation Reform Act of

                                                                    Exhibit 99.1
                                                                    ------------

1995. These statements are based on current expectations and prospects and there is no guarantee that these results will actually occur or will occur in the manner currently anticipated.

Inquiries:
Edward Gulmi
Vice President
Cyfit Wellness Solutions, Inc.
225 Oser Avenue
Hauppauge, NY 11788
631-851-7000
631-851-7094 FAX
Egulmi@cyfit.com

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